UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 31, 2014

HomeAway, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-35215	20-0970381
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1011 W. Fifth Street, Suite 300

Austin, Texas 78703

(Address of principal executive offices, Zip code)

(512) 684-1100

(Registrant’s telephone number, including area code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On March 31, 2014, HomeAway, Inc. (the “Company”) completed its previously announced sale of $402.5 million aggregate principal amount of 0.125% Convertible Senior Notes due 2019 (the “Notes”), including the full exercise of the initial purchasers’ over-allotment option, in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act. In connection with the sale, the Company entered into an indenture by and between the Company and U.S. Bank National Association, as trustee (the “Indenture”) and issued the Notes pursuant thereto. The Notes bear interest at a rate of 0.125% per year, payable semi-annually in arrears on April 1 and October 1 of each year, commencing October 1, 2014. The Notes will mature on April 1, 2019, unless earlier repurchased by the Company or converted at the option of the holders.

The initial conversion rate is 19.1703 shares of common stock per $1,000 principal amount of Notes (which is equivalent to an initial conversion price of approximately $52.16 per share). The conversion rate will be subject to adjustment upon the occurrence of certain specified events but will not be adjusted for accrued and unpaid interest. In addition, upon the occurrence of a make-whole fundamental change (as defined in the Indenture), the Company will, in certain circumstances, increase the conversion rate by a number of additional shares for a holder that elects to convert its Notes in connection with such make-whole fundamental change.

Prior to the close of business on the business day immediately preceding October 1, 2018, the Notes will be convertible only under the following circumstances (1) during any calendar quarter commencing after June 30, 2014 (and only during such calendar quarter), if the last reported sale price of the Company’s common stock for at least 20 trading days (as defined in the Indenture) (whether or not consecutive) during the period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is greater than or equal to 130% of the conversion price for the Notes on each applicable trading day; (2) during the five business day period after any five consecutive trading day period in which the trading price per $1,000 principal amount of Notes, for each trading day of the trading day period was less than 98% of the product of the last reported sale price of the Company’s common stock and the conversion rate for the Notes on each such trading day; or (3) upon the occurrence of specified corporate transactions. On or after October 1, 2018 to the close of business on the second scheduled trading day immediately preceding the maturity date, holders may convert all or a portion of their Notes at any time, regardless of the foregoing circumstances. Upon conversion, the Notes will be settled in cash, shares of the Company’s common stock or any combination thereof at the Company’s option.

The Company may not redeem the Notes prior to the maturity date and no sinking fund is provided for the Notes. Upon the occurrence of a fundamental change (as defined in the Indenture), holders may require the Company to purchase all or a portion of their Notes for cash at a price equal to 100% of the principal amount of the Notes to be purchased plus any accrued and unpaid interest to, but excluding, the fundamental change purchase date.

The Notes are the Company’s unsecured and unsubordinated obligations and: will rank senior in right of payment to any of the Company’s future indebtedness that is expressly subordinated in right of payment to the Notes; will rank equal in right of payment to the Company’s existing and future unsecured indebtedness that is not so subordinated; are effectively subordinated in right of payment to any of its secured indebtedness to the extent of the value of the assets securing such indebtedness; and are structurally subordinated to all existing and future indebtedness and other liabilities of subsidiaries of the Company.

The following events are considered “events of default,” which may result in the acceleration of the maturity of the Notes:

(1) the Company defaults in any payment of interest on any Note when due and payable and the default continues for a period of 30 days;

(2) the Company defaults in the payment of principal of any Note when due and payable at its stated maturity, upon any required repurchase, upon declaration of acceleration or otherwise;

(3) failure by the Company to comply with its obligation to convert the Notes in accordance with the Indenture upon exercise of a holder’s conversion right and such failure continues for a period of three business days;

(4) failure by the Company to give a fundamental change notice or notice of a specified corporate transaction (as described in the Indenture) when due with respect to the Notes;

(5) failure by the Company to comply with its obligations under the Indenture with respect to consolidation, merger and sale of assets of the Company;

(6) failure by the Company to comply with any of its other agreements contained in the Notes or Indenture for a period 60 days after written notice from the trustee or the holders of at least 25% in principal amount of the Notes then outstanding has been received;

(7) failure by the Company or any of its significant subsidiaries (as defined in the Indenture) to pay in excess of $35 million (or its foreign currency equivalent) aggregate principal amount of indebtedness for borrowed money when due and payable (after any applicable cure period), whether at its stated maturity, mandatory prepayment, upon declaration of acceleration or otherwise, which continues for 30 days after notice to the Company by the trustee or to the Company and the trustee by holders of at least 25% in aggregate principal amount of Notes then outstanding in accordance with the Indenture, unless such indebtedness has been paid or discharged or such indebtedness ceases to be then due and payable as a result of a waiver, consent, cure, rescission or annulment of declaration of acceleration or otherwise; or

(8) certain events of bankruptcy, insolvency, or reorganization of the Company or any of its significant subsidiaries (as defined in the Indenture).

If an event of default occurs and is continuing, the trustee by notice to the Company, or the holders of at least 25% in principal amount of the outstanding Notes by notice to the Company and the trustee, may declare 100% of the principal of and accrued and unpaid interest, if any, on all the Notes to be due and payable. In case of certain events of bankruptcy, insolvency or reorganization involving the Company, 100% of the principal of and accrued and unpaid interest on the Notes will automatically become due and payable. Upon such a declaration of acceleration, such principal and accrued and unpaid interest, if any, will be due and payable immediately. Under the Indenture, certain events of bankruptcy, insolvency or reorganization of the Company or any of its significant subsidiaries become an event of default immediately upon their occurrence and others only become an event of default following an order or decree by a court of competent jurisdiction that remains undismissed and unstayed for 60 consecutive days, subject to an extension to up to 180 days in certain limited circumstances.

The summary of the foregoing transactions is qualified in its entirety by reference to the text of the Indenture, which is included as Exhibit 4.1 hereto and is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 3.02. Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 above is incorporated by reference into this Item 3.02.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

4.1	Indenture between HomeAway, Inc. and U.S. Bank National Association, dated as of March 31, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 1, 2014

HOMEAWAY, INC.

By:	/s/ Lynn Atchison
Name:	Lynn Atchison
Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

4.1	Indenture between HomeAway, Inc. and U.S. Bank National Association, dated as of March 31, 2014.